Exhibit 15.1

May 15, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 7, 2020 on our review of interim financial information of Credit Suisse Group AG and its subsidiaries (the “Group”), which is included in the Group's Current Report on Form 6-K dated May 7, 2020 is incorporated by reference in this Registration Statement on Form F-3.

Very truly yours,

/s/ PricewaterhouseCoopers AG

PricewaterhouseCoopers AG, Birchstrasse 160, Postfach, CH-8050 Zurich, Switzerland
Telephone: +41 58 792 44 00, Facsimile: +41 58 792 44 10, www.pwc.ch

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